As filed with the Securities and Exchange Commission on May 2, 2014

Registration No. 333-194434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

To

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dorian LPG Ltd.

(Exact name of registrant as specified in its charter)

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dorian LPG Ltd. c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, Connecticut 06902 (203) 674-9695	Seward & Kissel LLP Attention: Gary J. Wolfe One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)	Stephen P. Farrell, Esq. Finnbarr D. Murphy, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common shares, par value $0.01 per share	$163,421,049	$21,049	*

*                                         Previously paid.

(1)                                 Includes common shares that may be sold pursuant to exercise of the underwriters’ option to purchase additional common shares.

(2)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)                                 Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 4 is to (i) file Exhibit 1.1, Exhibit 10.20 and Exhibit 14.1; (ii) amend Item 8(a) to revise the descriptions of Exhibits 5.1 and 8.1 to remove the phrases “Form of”; and (iii) revise the exhibit index to annotate that certain portions of Exhibit 10.3 have been omitted based upon a request for confidential treatment and that the omitted portions have been separately filed with the Commission. Accordingly, this Amendment No. 4 consists only of this explanatory note and Part II, including the signature page and exhibit index. This Amendment No. 4 does not contain a copy of the prospectus that was included in the Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

The Bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

(1)                                 all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the “Companies Acts”); and

(2)                                 all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows: Indemnification of directors and officers.

(1)                                 Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)                                 Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)                                 When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)                                 Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)                                 Indemnification pursuant to other rights.    The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)                                 Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)                                 Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities

                                  The following information gives effect to a one-for-five reverse stock split of our common shares effected on April 25, 2014. On July 1, 2013, we issued 100 shares to Dorian Holdings in connection with our formation, on July 29, 2013 we issued an aggregate of 18,644,324 shares, on November 26, 2013 we issued an aggregate of 24,071,506 shares, on February 12, 2014, we issued an aggregate of 5,649,200 shares and on April 25, 2014, we issued 1,412,698 shares. We refer to the issuances, collectively, as the Equity Private Placements. These sales were deemed to be exempt from registration under the Securities Act in reliance upon the exemptions to the Securities Act indicated in the table below. There were no underwriters involved in any of the transactions, nor were there any forms of public solicitation or general advertising used in connection with the issuances.

Securities Sold	Date Sold	Consideration	Registration Exemption	Purchasers
100 common shares	July 1, 2013	$100	Section (4)2	Dorian Holdings
9,310,054 common shares	July 29, 2013	$117.7 million	Regulation S and Rule 144A	Qualified institutional buyers and non-U.S. persons
4,667,135 common shares	July 29, 2013	Option rights, interests in vessel owning entities and cash, as further described in Note 1 to our consolidated financial statements included herein	Section 4(2)	Dorian Holdings
4,667,135 common shares	July 29, 2013	Subsidiary entities and cash, as further described in Note 1 to our consolidated financial statements included herein	Section 4(2)	SeaDor Holdings
7,990,425 common shares	November 26, 2013	Option rights, 100% ownership of an entity that is party to a newbuilding contract and cash, as further described in Note 1 to our consolidated financial statements included herein	Section 4(2)	Scorpio Tankers
16,081,081 common shares	November 26, 2013	$245.6 million	Regulation S and Rule 144A	Qualified institutional buyers and non-U.S. persons
5,649,200 common shares	February 12, 2014	$100.0 million	Regulation S and Rule 144A	Qualified institutional buyers and non-U.S. persons
1,412,698 common shares	April 25, 2014	$26.0 million	Section (4)2	BH Logistics, LP

Item 8.    Exhibits and Financial Statement Schedules

(a)                                 Exhibits

Number	Description

1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation**

3.2	Bylaws**

3.3	Amendment to Articles of Incorporation**

4.1	Form of Common Share Certificate**

5.1	Opinion of Seward & Kissel LLP as to the legality of the securities being registered**

8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters**

10.1	Equity Incentive Plan**

10.2	Shareholders Agreement Dorian LPG Ltd., Scorpio Tankers Inc., SeaDor Holdings LLC and Dorian Holdings LLC**

†10.3	Purchase Agreement between Dorian LPG Ltd. and Scorpio Tankers Inc., dated November 26, 2013**

10.4	Management Agreement, dated July 26, 2013, between CMNL LPG Transport LLC and Dorian (Hellas), SA**

10.5	Management Agreement, dated July 26, 2013, between CJNP LPG Transport LLC and Dorian (Hellas), SA**

10.6	Management Agreement, dated July 26, 2013, between CNML LPG Transport LLC and Dorian (Hellas), SA**

10.7	Management Agreement, dated July 26, 2013, between Grendon Tanker LLC and Dorian (Hellas), SA**

10.8	Option and Assignment Agreement among Dorian LPG Ltd., Dorian Holdings, Dorian (Hellas) and Seacor Gas Transport Corporation, dated July 29, 2013**

10.9	Contribution and Release Agreement between Dorian LPG Ltd. and, Dorian (Hellas), SA and SeaDor Holdings LLC, dated July 29, 2013**

10.10

$135.2 million Term Loan Facility, dated July 29, 2013, between CJNP LPG Transport LLC, CMNL LPG Transport LLC, CNML LPG Transport LLC, Corsair LPG Transport LLC, Dorian LPG Ltd. and The Royal Bank of Scotland plc**

10.11	Contribution and Conveyance Agreement, dated July 29, 2013, between Dorian LPG Ltd. and Dorian Holdings LLC**

10.12	Charter Party Agreement with Petredec Limited with respect to Grendon, dated May 27, 2011, as amended**

10.13	Charter Party Agreement with Statoil ASA with respect to Captain Markos NL, dated October 20, 2010**

10.14	Charter Party Agreement with Statoil ASA with respect to Captain Nicholas ML, dated April 7, 2008**

10.15	Transition Agreement, dated July 29, 2013, as amended, by and between Dorian LPG (USA) LLC and Eagle Ocean Transport Inc.**

10.16	Transition Agreement, dated July 29, 2013, as amended, by and between Dorian LPG (USA) LLC. and Highbury Shipping Services Ltd.**

10.17	Transition Agreement, dated July 29, 2013, as amended, by and between Dorian LPG Management Corp. and Dorian (Hellas) S.A.**

10.18	Newbuilding Services Agreement, dated July 26, 2013, by and between Dorian LPG Ltd. and Dorian (Hellas) S.A.**

10.19	Supplemental Letter to $135.2 million Term Loan Facility, dated October 18, 2013**

10.20	Form of Registration Rights Agreement by and between Dorian LPG Ltd. and Kensico Capital Management Corporation

14.1	Code of Ethics

21.1	List of Subsidiaries**

23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.**

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)

23.4	Consent of Poten & Partners (UK) Limited**

24.1	Powers of Attorney (included in the signature page hereto)**

†                                         Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been submitted separately with the Securities and Exchange Commission.

**                                  Previously filed.

(b)                                 Financial Statement Schedules

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the financial statements included in the prospectus forming a part of this registration statement or related notes thereto.

Item 9.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 2nd day of May, 2014.

DORIAN LPG LTD.

By:	/s/ JOHN C. HADJIPATERAS
	Name:	John C. Hadjipateras
	Title:	Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 2, 2014.

Signature	Title

*	Director; Chief Executive Officer, Dorian LPG (USA) LLC
John C. Lycouris

Chief Financial Officer and Treasurer; Chief Financial Officer and Treasurer, Dorian LPG (USA) LLC (Principal Financial Officer and Principal Accounting Officer)
*
Theodore B. Young

*	Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC (Principal Executive Officer)
John C. Hadjipateras

*	Director
Charles Fabrikant

*	Director
Øivind Lorentzen

*	Director
Nigel D. Widdowson

*	Director
Thomas J. Coleman

*	Director
Eric Fabrikant

*	Director
Robert Bugbee

*	Director
David Savett

*By:	/s/ Gary J. Wolfe
Gary J. Wolfe Attorney-in-Fact

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Stamford, Connecticut, on May 2, 2014.

DORIAN LPG (USA) LLC

By:	/s/ JOHN C. HADJIPATERAS
	Name:	John C. Hadjipateras
	Title:	President, Dorian LPG (USA) LLC